Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-130564) and related Prospectus of Sunoco Logistics Partners L.P. for the registration of an aggregate of $500,000,000 of common units representing limited partnership interests and debt securities and to the incorporation by reference therein of our reports dated February 23, 2006, with respect to the financial statements of Sunoco Logistics Partners L.P., Sunoco Logistics Partners L.P. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Sunoco Logistics Partners L.P. and the parent-company-only balance sheet of Sunoco Partners LLC included in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 4, 2006